February 16, 2007

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington DC 20549

Re: Enterra Systems Inc, SB-2/A No. 5 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2/A No. 5 Registration Statement dated February 16, 2007, of the following:

•

Our report to the Stockholders and Board of Directors of Enterra Systems Inc. dated January 24, 2007, except for Note 9 as to which the date is November 20, 2006 on the financial statements of the Company as at October 31, 2006 and 2005, the related statements of operations, stockholders’ deficit and cash flows for the years then ended.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP

“DMCL” Chartered Accountants

Vancouver, Canada